Independent Auditors' Report on Internal Accounting Control




The Board of Directors and Shareholders
First American Investment Funds, Inc.


In planning and performing our audits of the financial statements of Balanced Fund, Equity Income Fund, Equity Index Fund, Large Cap
Growth Fund, Large Cap Value Fund, Mid Cap Growth Fund, Mid Cap
Value Fund, Micro Cap Value Fund, Regional Equity Fund, Small Cap
Growth Fund, Small Cap Value Fund, Emerging Markets Fund,
International Fund, International Index Fund, Health Sciences Fund,
Real Estate Securities Fund, Technology Fund, California Intermediate
Tax Free Fund, Colorado Intermediate Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund,
Oregon Intermediate Tax Free Fund, Tax Free Fund, Adjustable Rate
Mortgage Securities Fund, Fixed Income Fund, Intermediate Government
Fund, Intermediate Term Income Fund, Limited Term Income Fund, and Strategic Income Fund (funds within First American Investment Funds, Inc.) for the year ended September 30, 1998, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their


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assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.




KPMG Peat Marwick LLP





Minneapolis, Minnesota
November 13, 1998